Exhibit 99.1

Contact:
Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corp
(516) 536-5850 ext 3109 randi.baldwin@amac.com

AMERICAN MEDICAL ALERT CORP. REPORTS
YEAR END 2009 RESULTS

•	Net income increased 47% for the year ended December 31, 2009 as compared to same period last year, after excluding a one-time non operating charge to 2008 net income of $521,627.

•
For the fourth quarter in 2009, the HSMS division recorded a gross profit percentage of over 60%, and the division’s overall gross profit percentage for 2009 improved to 59%, representing a 3% increase over the prior year.

•
The Company improved its working capital position in 2009 and, as of December 31, 2009, had working capital of approximately $8,900,000 representing a 2.85:1 ratio of current assets to current liabilities.

•	The Company declared its first dividend ever in December 2009 of $0.10 per share.

OCEANSIDE, New York. –March 25, 2010 – American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter and year ended December 31, 2009.

Revenues for the quarter ended December 31, 2009, consisting primarily of monthly recurring revenues (MRR), increased 2% to $9,920,593 as compared to $9,740,667 for the same period in 2008. Net income for the quarter ended December 31, 2009 increased 30% to $763,733 or $.08 per diluted share as compared to $589,311 or $.06 per diluted share for the same period in 2008.  This 30% growth rate excludes a one time non operating charge of $521,627 incurred in 2008, and thereby more accurately reflects the growth from an operational perspective.

Revenues for the year ended December 31, 2009 increased 2% to $39,456,936, as compared to $38,586,820 for the same period in 2008.  Net income increased 47% to $2,889,513 or $0.30 per diluted share as compared to $1,961,228 or $0.20 per diluted share for the previous year. As discussed above, this 47% growth rate excludes a one time non operating charge of $521,627 in 2008.  Without this exclusion, the growth in net income would be approximately 101%.

The Company had projected that gross revenues, consisting primarily of monthly recurring revenue (MRR), would increase by 3.5% to approximately $39,935,000.  The Company realized a shortfall of approximately 1% which was primarily the result of a delay in the commercial release of MedSmart, AMAC’s medication management system as well as reduced business generated from its clinical trial business. The MedSmart management and event report system is now fully commercialized and being sold.  With respect to the clinical trials business, the Company has executed certain agreements with new customers for work to be performed in 2010 and believes this will facilitate improved results within this business component.

The Company had projected net income would increase by 46% to $2,860,000 for the year ending December 31, 2009. The Company exceeded its earnings guidance due to the Company’s ability to operate at higher operating margins than anticipated, despite realizing a revenue shortfall.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the year ended December 31, 2009 increased 5% to $8,993,794 as compared to $7,988,873 for the same period in 2008.  Similar to the discussion above with respect to net income, the increased EBITDA amount reflects the pre-tax exclusion of a one time non operating charge, without which exclusion EBITDA for 2008 would have been $7,102,369.

The Company continues to demonstrate increasing financial strength within its balance sheet reflecting improved liquidity, working capital and debt to equity ratio as follows:

•	The Company’s cash on hand at December 31, 2009 was $5,498,448 as compared to $2,473,733 at December 31, 2008.

•
The Company’s working capital increased to $8,946,330 at December 31, 2009, as compared to $5,886,000 at December 31, 2008, representing a 52% increase.  The working capital amount for 2009 reflects the dividend declared in the amount of $950,364.

•	The Company paid down $2,073,282 of its debt in 2009 and now has a debt to equity ratio was .09 to 1 at December 31, 2009 as compared to .18 to 1 at December 31, 2008.

Jack Rhian, President and Chief Executive Officer commented, “2009 results of operations demonstrated the significant earning power of our businesses.  Most impressive was our ability to deliver a 47% year over year improvement in earnings with only a nominal improvement in revenue.  Based on our multi-year track record of improved earnings, we were pleased to announce the Company’s first ever shareholder dividend in December 2009, which was paid in January 2010. If we continue the trend of generating positive cash flow and positive operational results as realized in 2009, we will work to establish a recurring shareholder dividend.

During the fourth quarter of 2009, with earnings enhancement firmly in place, we advised shareholders that management is refocusing attention primarily towards top-line growth. After intense review of the current and potential value of our Remote Patient Monitoring (“RPM”) portfolio and communications offerings to our customers, AMAC is now clearly focused on accelerating revenue growth with the same tenacity as we did three years ago to significantly improve earnings.

The Company’s core growth objectives will be derived from the following activities:

HSMS Division:
•	Increasing visibility and market expansion of our core PERS services
•	Establish multiple distribution channels to sell our medication management solution MedSmart
•	Creating low-cost, high-touch AMAC owned vital signs and telehealth systems
•	Establish a universal point of entry for providers and caregivers to access our entire RPM solutions portfolio
•	Furthering exploration of options to remain in the forefront as health monitoring technology evolves

Within our TBCS Division:

•	Continuing our efforts to market our hospital solutions nationally
•	Expanding our offerings with pharmaceutical companies and clinical research organizations
•	Remaining focused on providing healthcare centric after hour answering services
•	Enhancing our communications center infrastructure to support clinical, nurse managed applications for the pharmaceutical industry as well as our HSMS RPM offerings

Although the final details of the recently passed healthcare reform are still subject to future implementing regulations, AMAC’s management is optimistic that we will benefit from portions of the new legislation because each of our offerings are a cost effective solution to a more expensive and less effective service alternative. With tens of millions of Americans receiving insurance benefits and with the growing pressure on the Medicare system to do more with less dollars, we believe AMAC’s offerings will receive greater recognition and adoption over the next several years.

While we strongly believe that the totality of our solutions will allow us to realize even greater success going forward, it is important to understand that the Company’s positive outlook is based on multiple initiatives and opportunities, each, on its own, has the potential to add significant new revenue to our already profitable book of business”

Webcast information
The Company invites investors and others to listen to the earnings conference call live over the Internet or by dial in via 877-407-9205 at 10:30 a.m. ET.

What:	American Medical Alert Corp. Fiscal 2009 Results
When:	Thursday, March 25, 2010 at 10:30 a.m. ET
Where:	http://www.investorcalendar.com/IC/CEPage.asp?ID=156455
How:	Log on to the web at the address above, and click on the audio link or dial in 877-407-9205 to participate.

Following the conference call, the webcast will be available on the VCall website at http://www.investorcalendar.com/IC/CEPage.asp?ID=156455. The financial information presented in the webcast will also be available at http://amac.com/press.cfm.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates eight US based communication centers under local trade names: HLINK OnCall, Long Island City, NY, HLINK on Call West, Clovis NM, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure.  This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)” and “Net Income before Loss on Abandonment”.  Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measures used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations.  Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments. Management also believes reporting Net Income before Loss on Abandonment more accurately reflects the performance of the Company’s core operations and excludes any non-operational or one-time events which may skew the analysis of management or outside investors in evaluating the Company.

EBITDA and Net Income before Loss on Abandonment are non-GAAP financial measures and although management and some members of the investment community utilize it to measure financial performance, EBITDA and Net Income before Loss on Abandonment should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability.  Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes and product liability risks.

Statements of income for the three months and year ended December 31, 2009 and 2008 and balance sheets as of December 31, 2009 and 2008 are attached.

AMAC SELECTED FINANCIAL DATA

	Three Months Ended		Year Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008

Revenues	$9,920,593	$9,740,667	39,456,936	38,586,820

Cost of Goods Sold	4,616,138	4,780,290	18,471,190	18,656,476
Selling, General & Administrative Costs	4,125,683	3,983,924	16,364,032	16,652,255
Interest Expense	14,549	55,378	76,181	279,451
Loss on Abandonment	-	886,504	-	886,504
Other Expenses (Income)	(46,510)	(87,113)	(268,980)	(334,467)

Income before Provision for Income Taxes	1,210,733	121,684	4,814,513	2,446,601

Net Income	763,733	67,684	2,889,513	1,439,601

Net Income per Share
Basic	$0.08	$0.01	$0.30	$0.15
Diluted	$0.08	$0.01	$0.30	$0.15

Basic Weighted Average
Shares Outstanding	9,510,590	9,444,285	9,482,351	9,426,912

Diluted Weighted Average
Shares Outstanding	9,781,767	9,575,827	9,710,071	9,670,563

CONDENSED BALANCE SHEET
	December 31,	December 31,
	2009	2008
ASSETS

Current Assets	$13,779,968	$10,054,379
Fixed Assets – Net	8,756,827	10,169,907
Other Assets	13,291,829	14,141,978

Total Assets	$35,828,624	$34,366,264

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$4,833,638	$4,168,379
Deferred Income Tax	1,235,000	1,208,000
Long-term Debt	1,195,000	2,815,000
Other Liabilities	648,603	623,708

Total Liabilities	$7,912,241	$8,815,087

Stockholders' Equity	27,916,383	25,551,177

Total Liabilities and Stockholders' Equity	$35,828,624	$34,366,264

Net Income before Loss on Abandonment for the year ended December 31, 2009 and 2008 reconciled to net income.

	12/31/2009	12/31/2008

Net Income	2,889,513	1,439,601
Add Backs:
Loss on Abandonment	-	521,627

Net Income before Loss on Abandonment	2,889,513	1,961,228

Earnings before interest, taxes and depreciation and amortization for the year ended December 31, 2009 and 2008 reconciled to net income.

	12/31/09	12/31/08

Net Income	2,889,513	1,439,601
Add Backs:
Taxes	1,925,000	1,007,000
Interest	76,181	279,451
Depreciation & Amort.	4,103,100	4,376,317

EBITDA	8,993,794	7,102,369